QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

August 29, 2019

Board of Directors
Genomic Health, Inc.
301 Penobscot Drive
Redwood City, CA 94063

Re: Proxy Statement of Genomic Health, Inc., filed August 29, 2019 (the "Proxy Statement")

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated July 28, 2019 ("Opinion Letter"), with respect to the fairness from a financial point of view to the holders (other than Exact Sciences Corporation ("Parent") and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share, of Genomic Health, Inc. (the "Company"), of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 28, 2019 (the "Agreement"), by and among Parent, Spring Acquisition Corp., a direct or indirect wholly owned subsidiary of Parent, and the Company.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Proxy Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions "Summary—Opinion of Genomic Health's Financial Advisor," "The Merger—Background of the Merger," "The Merger—Genomic Health Board of Directors' Recommendation and Reasons for the Merger" and "The Merger—Opinion of Genomic Health's Financial Advisor" and to the inclusion of the Opinion Letter in the Proxy Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Proxy Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Proxy Statement) or any other document, except in accordance with our prior written consent. We do not consent to the furnishing of this consent letter to the Securities and Exchange Commission.

Very truly yours,
/s/ AMIT SINHA (GOLDMAN, SACHS & CO.)
Amit Sinha
Managing Director

QuickLinks

  Exhibit 99.2